Exhibit 99.3

CONSENT OF KEEFE, BRUYETTE & WOODS, INC.

We hereby consent to the inclusion of our opinion letter dated October 21, 2013 to the Board of Directors of Alaska Pacific Bancshares, Inc. (the “Company”) included as Annex B to the Proxy Statement/Prospectus which forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Northrim BanCorp, Inc. (the “Registration Statement”) dated the date hereof relating to the proposed merger of the Company with Northrim BanCorp, Inc. and to the references to such opinion and the quotation or summarization of such opinion contained therein. This consent relates solely to the Registration Statement and not to any subsequent amendments thereto or any other document.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Keefe, Bruyette & Woods, Inc.

Dated: January 28, 2014